UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 30, 2006 (January 10, 2006)

NOVASTAR RESOURCES LTD.
(Exact name of small business issuer as specified in its charter)

Nevada	000-28535	91-1975651
(State or other jurisdiction of	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 E. Liberty Street, Suite 6000, Reno, Nevada 89501
(Address of Principal Executive Offices)

(775) 686-6182
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Letter of Intent with Thorium Power

On January 10, 2006, Novastar Resources Ltd. (the “Company”) and Thorium Power, Inc. (“Thorium Power,” together with the Company, the “Parties”) entered into a non-binding letter of intent (“Letter of Intent”) for a business combination between the Company and Thorium Power (the “Transaction”).

As outlined in the Letter of Intent, the Transaction will be structured as a tax-free reverse triangular merger pursuant to which a newly formed subsidiary of the Company will be merged with and into Thorium Power, with Thorium Power as the surviving entity. In connection with the Transaction, stockholders of Thorium Power expect to receive securities of the Company that will be equal to approximately 55% of the issued and outstanding common stock of the Company at the closing of the Transaction on a fully diluted basis.

The Letter of Intent also contemplates a financing whereby the Company will seek to raise at least $2,750,000, at least $1,000,000 of which will be invested in Thorium Power common stock at a price of $4.00 per share.

Definitive Agreements for the Transaction are expected to be signed in the first calendar quarter of 2006. When the definitive agreements are signed, it is anticipated that Seth Grae, the President and CEO of Thorium Power, will be appointed as the CEO of the Company. The Letter of Intent is non-binding and there are no assurances that a closing will occur.

The Letter of Intent and the press release are filed as exhibits to this Current Report on Form 8-K.

Consulting Agreement

On January 17, 2006, the Company entered into a consulting agreement with Alan Gelband pursuant to which the Company will issue 2,363,000 free-trading shares of the Company’s common stock (the “Shares”) to Alan Gelband in consideration for his financial services in connection with the contemplated Transaction with Thorium Power. The Shares will be issued under the Company’s 2005 Augmented Compensation Plan for Outside Consultants and will be covered under a registration statement on Form S-8 filed by the Company on August 19, 2005. This consulting agreement has a term of six (6) months.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit	Description
No.
99.1	Letter of Intent
99.2	Press Release
99.3	Consulting Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, in the City of Reno, Nevada on January 30, 2006.

NOVASTAR RESOURCES LTD.

By:	/s/ Charles Merchant
Charles Merchant
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Letter of Intent
99.2	Press Release
99.3	Consulting Agreement